UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 10, 2022

Commission File Number:  000-21660

PAPA JOHN’S INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
Delaware	61-1203323
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	Number)

2002 Papa Johns Boulevard
Louisville, Kentucky  40299-2367
(Address of principal executive offices)

(502) 261-7272
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common stock, $0.01 par value	PZZA	The NASDAQ Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act: None

Item 1.01 Entry into a Material Definitive Agreement.

Endorsement Agreement

On April 10, 2022, Papa John’s International, Inc. (the “Company”) and Papa John’s Marketing Fund (“PJMF”) entered into an Endorsement Agreement (the “Endorsement Agreement”), effective March 15, 2022, with ABG-Shaq, LLC (“ABG-Shaq”), an entity affiliated with Shaquille O’Neal, for the personal services of Mr. O’Neal. Mr. O’Neal is a non-independent director of the Company.

The Endorsement Agreement replaces the previous Endorsement Agreement, effective March 15, 2019, by and between the Company, PJMF and ABG-Shaq, as amended (the “Prior Endorsement Agreement”) which expired by its terms on March 15, 2022. The terms of the Endorsement Agreement, which are detailed below, are substantially similar to the Prior Endorsement Agreement.

Pursuant to the Endorsement Agreement, the Company and PJMF received the right and license to use Mr. O’Neal’s name, nickname, initials, autograph, voice, video or film portrayals, photograph, likeness and certain other intellectual property rights (individually and collectively, the “Personality Rights”), in each case, solely as approved by ABG-Shaq, in connection with the advertising, promotion and sale of Papa John’s-branded products. Mr. O’Neal will also provide brand ambassador services related to appearances, social media and public relations matters. The Endorsement Agreement also renewed the offering of the co-branded extra-large pizza product developed among the Company, PJMF and ABG-Shaq under the Prior Endorsement Agreement, and provides that one U.S. dollar for each unit of the co-branded pizza sold in the United States will be donated to The Papa John’s Foundation for Building Community and one Canadian dollar for each unit sold in Canada will be donated to a charity mutually agreed-upon between the parties.

As consideration for the rights and services granted under the Endorsement Agreement, the Company and PJMF agreed to pay to ABG-Shaq aggregate cash payments of $5.625 million over the three years of the Endorsement Agreement. The Company and PJMF will also pay ABG-Shaq a royalty fee for the co-branded pizza product if the total amount of royalties in a given contract year (calculated as $0.20 per co-branded pizza sold) exceeds the contractual cash payment for that year, in which case the amount of the royalty payment will be the excess of the royalties over the cash payment amount. The Company and PJMF will also pay expenses related to the marketing and personal services provided by Mr. O’Neal.

In addition, the Company agreed to grant 55,898 restricted stock units (the “RSUs”) to Mr. O’Neal (as agent of ABG) under the Company’s 2018 Omnibus Incentive Plan. The RSUs will vest into an equivalent number of shares of the Company’s common stock according to the following vesting schedule:

•	33% (18,632) of the RSUs will vest on April 12, 2023;
•	33% (18,632) of the RSUs will vest on March 15, 2024; and
•	33% (18,634) of the RSUs will vest on March 15, 2025.

The initial term of the Endorsement Agreement ends on March 15, 2025, with an option for a one-year extension upon the parties’ mutual agreement. The Endorsement Agreement also includes customary exclusivity, termination and indemnification clauses.

The entry into the Endorsement Agreement with ABG-Shaq was reviewed and approved in advance by the Company’s Corporate Governance and Nominating Committee prior to being approved by the full Board of Directors, in accordance with the Company’s Related Person Transaction Policies and Procedures.

A copy of the Endorsement Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference. The foregoing description of the Endorsement Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Endorsement Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
10.1
Endorsement Agreement executed April 10, 2022, and effective March 15, 2022, by and among, on the one hand, ABG-Shaq, LLC, for the personal services of Shaquille O’Neal, and, on the other hand, Papa John’s Marketing Fund, Inc. and Papa John’s International, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAPA JOHN’S INTERNATIONAL, INC.
Date: April 13, 2022	/s/ Caroline Miller Oyler
Caroline Miller Oyler
Chief Legal & Risk Officer and Corporate Secretary